UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 1, 2014

NATURAL RESOURCE PARTNERS L.P.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31465	35-2164875
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

601 Jefferson, Suite 3600

Houston, Texas 77002

(Address of principal executive office) (Zip Code)

(713) 751-7507

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 1, 2014, Natural Resource Partners L.P. (“NRP”) closed the previously announced acquisition of VantaCore Partners LP. Pursuant to an Agreement and Plan of Merger dated August 18, 2014 (the “Merger Agreement”) by and among NRP, NRP (Operating) LLC (“NRP Operating”), Rubble Merger Sub, LLC, a wholly owned subsidiary of NRP Operating (“Merger Sub”), VantaCore Partners LP (“VantaCore”), VantaCore LLC (“VantaCore GP”), TCP VantaCore SPV, LLC, Kayne Anderson Energy Development Company, Corridor Private Holdings, Inc. and Hartz Alternative Investments, LLC, VantaCore and VantaCore GP merged with and into Merger Sub, with Merger Sub surviving as a wholly owned subsidiary of NRP Operating (the “Merger”).

As consideration for the Merger, NRP paid a purchase price of $205 million, subject to customary post-closing purchase price adjustments. NRP funded the purchase price using a combination of borrowings under NRP Operating’s revolving credit facility and the issuance of approximately $36 million in common units representing limited partner interests in NRP (“Common Units”) to certain of the unitholders of VantaCore and certain of the members of VantaCore GP (together, the “Rollover Holders”).

The foregoing description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which was previously filed as Exhibit 2.1 to NRP’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 2014 and is incorporated by reference in this Item 2.01.

Item 3.02. Unregistered Sales of Equity Securities.

In connection with the closing of the Merger, on October 1, 2014, NRP issued 2,426,690 Common Units to the Rollover Holders in exchange for such Rollover Holders’ interests in VantaCore and VantaCore GP upon closing of the Merger. The aggregate offering price of the Common Units was $36 million. Such Common Units were issued and sold in reliance upon an exemption from the registration requirements of the Securities Act of 1933, pursuant to Section 4(2) thereof.

Item 7.01 Regulation FD Disclosure.

In accordance with General Instructions B.2. and B.6 of Form 8-K, the following information and the exhibit referenced therein are being furnished under Item 7.01 of Form 8-K and are not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, are not subject to the liabilities of that section and are not deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

On October 2, 2014, the Partnership issued a press release announcing the closing of the Merger. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 8.01. Other Events.

In connection with the closing of the Merger, NRP intends to supplement the risk factors contained in its Annual Report on Form 10-K for the year ended December 31, 2013. The risk factors below should be considered together with the other risk factors described in the 2013 Form 10-K and other filings with the SEC under the Securities Exchange Act of 1934, as amended. References in this Item 8.01 to “we,” “our,” and “us” refer to NRP and its subsidiaries unless the context requires otherwise.

We are exposed to operating risks as a result of the VantaCore acquisition that we have not previously experienced.

Prior to the VantaCore acquisition, we did not operate aggregates mining and production assets. VantaCore currently operates three hard rock quarries, six sand and gravel plants, two asphalt plants and a marine terminal. As an operator of these assets, we will be exposed to risks that we have not historically been exposed to in our mineral rights and royalties business. Such risks include, but are not limited to, prices and demand for construction aggregates, capital and operating expenses necessary to maintain VantaCore’s operations, production levels, general economic conditions, conditions in the local markets that VantaCore serves, inclement or hazardous weather conditions, permitting risk, fire, explosions or other accidents, and unanticipated geologic conditions. Any of these risks could result in damage to, or destruction of, VantaCore’s mining properties or production facilities, personal injury, environmental damage, delays in mining or processing, reduced revenue or losses or possible legal liability. In addition, not all of these risks are reasonably insurable, and our insurance coverage contains limits, deductibles, exclusions and endorsements. Our insurance coverage may not be sufficient to meet our needs in the event of loss. Any prolonged downtime or shutdowns at VantaCore’s mining properties or production facilities or material loss could have an adverse effect on our results of operations and prevent us from realizing all of the anticipated benefits of the acquisition.

We may incur unanticipated costs or delays in connection with the integration of VantaCore and future aggregates operations into our company.

There are risks with respect to the integration of VantaCore into our company that may result in unanticipated costs or delays to us. Such risks include:

•	integrating additional personnel into our company, including the approximately 230 people employed by VantaCore;

•	establishing the internal controls and procedures for the acquired businesses that we are required to maintain under the Sarbanes-Oxley Act of 2002;

•	consolidating other corporate and administrative functions;

•	diversion of management’s attention away from our other business concerns;

•	loss of key employees; and

•	the assumption of any undisclosed or other potential liabilities of the acquired company.

Similar risks may apply to the integration of future aggregates operations that we may acquire through the VantaCore platform. Any significant costs and delays resulting from the risks described above could cause us not to realize the anticipated benefits of these acquisitions.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

2.1	Agreement and Plan of Merger, dated as of August 18, 2014, by and among VantaCore Partners LP, VantaCore LLC, the Holders named therein, Natural Resource Partners L.P., NRP (Operating) LLC and Rubble Merger Sub, LLC (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K filed on August 19, 2014).

99.1	Press Release dated October 2, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NATURAL RESOURCE PARTNERS L.P.

	By:	NRP (GP) LP, Its General Partner

	By:	GP NATURAL RESOURCE PARTNERS, LLC Its General Partner

Dated: October 2, 2014	By:	/s/ Kathryn S. Wilson
Name: Kathryn S. Wilson Title: Vice President and General Counsel

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